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                                                                   EXHIBIT 10.69

                                   AGREEMENT

WHEREAS, Applied Data Communications, Inc., ("ADC" or Borrower") requires additional financing to capitalize on business opportunities, presently available to it, and Joanne Colin ("Lender") is willing to provide such financing ("Borrowing") under terms and conditions as set forth below,

NOW THEREFORE, ADC and Lender (collectively "Parties"), in exchange for the foregoing and other good and valuable consideration, do hereby agree and covenant as follows:

1. Amount of Borrowing.
Amount of the Borrowing shall be $50,000.

2. Rate, Fees.
Borrower shall compensate Lender with interest paid monthly, in the amount of 1% per month, in addition to administrative fees paid monthly, in the amount of 1% per month. All interest and fees as computed hereunder shall be due by the tenth calendar day of each month, for the prior month. Lender may also grant to Borrower the right to pay interest and fees in registered common shares of the Borrower's stock, valued at $.80 per share, with said shares to be issued within thirty (30) days of payoff of the note. Should Lender permit Borrower to pay interest and fees in registered common shares, prior to maturity of the note, the number of such shares paid will assume the note was held to maturity.

3. Term, Prepayment.
The Borrowing shall commence on March 12, 2001 and shall be repayable in its entirety on July 12, 2001. Said Borrowing may be repaid in whole or in part, by the Borrower, without premium or penalty, at any time prior to the Maturity Date, at the option of the Borrower, provided, however, that the Lender shall be entitled to retain all options as defined under paragraph 4 hereunder, regardless of whether borrowing is prepaid.

4. Additional Consideration.
Borrower shall grant Lender options to purchase 62,500 shares of registered common stock of the Borrower, at a price of $.80 per common share, such options being available for a period of twenty-four months, commencing with the date of this note.

5. Legal and Collection Fees.
Borrower agrees to compensate Lender for reasonable legal and collection fees and expense incurred by Lender, in the event that Borrower is unable to repay Borrowing when due.

6. Default, Waivers.
Note shall be in default, should principal, interest or fees remain unpaid for more than ten days, after the end of the month. Failure of Lender to declare a default shall not constitute a waiver or of such default or of any subsequent default. No delay on the part of the Lender in exercising any power or right under this Agreement shall operate as a waiver of the power or right, nor shall any single or partial exercise of any power or right preclude further exerciseof that power or right. The rights and remedies specified herein are cumulative and not exclusive of any rights and remedies that the Lender may otherwise possess.
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7. Modification.
The terms of this Agreement shall not be varied, altered or modified except in writing signed by the Borrower and the Lender.

8. Conversion.
Conversion of borrowings as defined hereunder, shall occur on or before March 31, 2001. Lender agrees to convert principal amount $50,000 to 62,500 shares of the Borrower'' registered common stock (price of $.80 per common share).

10. Jurisdiction, Arbitration
The provisions of this Agreement are to be construed according to, and are to be governed by the laws of the State of California.

IN WITNESS WHEREOF, Parties acknowledge their agreement with the aforementioned terms and conditions, by their signatures, as indicated below.

Applied Date Communications, Inc.

By:  /s/ Walter J. Kane                /s/ Joanne E. Colin
Walter J. "Pat" Kane                   Joanne Colin
                                       Lender


3324 South Susan Street                41 West 96th Street
Santa Ana, CA 92704                    New York, NY 10025

Its:  Chief Executive Officer

Date: 3-5-01                           Date: 3-12-01